GRANUM SERIES TRUST

AMENDMENT TO THE FULFILLMENT SERVICING AGREEMENT

THIS AMENDMENT dated as of March 11, 2002 to the Fulfillment Serving Agreement, as amended, dated as of February 13, 1997, by and between Granum Series Trust, a Delaware business trust, and U.S. Bancorp Fund Services, LLC (formerly Firstar Mutual Fund Services, LLC), a Wisconsin limited liability company shall be as follows:

Paragraph 6 Proprietary and Confidential Information shall be amended and replaced in its entirety as follows:

6.	Proprietary and Confidential Information

USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the “Act”). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Trust’s shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as a day and year first written above.

GRANUM SERIES TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jonas Siegel Jonas Siegel	By: /s/ Dana L. Armour Dana L. Armour